Exhibit 10


                  THE ASSOCIATED GENERAL CONTRACTORS OF AMERICA



                         INSTRUCTIONS FOR COMPLETION OF
                                AGC DOCUMENT 410
                          STANDARD FORM OF DESIGN-BUILD
                        AGREEMENT AND GENERAL CONDITIONS
                          BETWEEN OWNER AND CONTRACTOR
           (Where the Basis of Payment is the Actual Cost Plus a Fee,
                     with a Guaranteed Maximum Price Option)

1993 EDITION
         The Standard Form of Design-Build Agreement and General Conditions between Owner and Contractor (Cost Plus a Fee with GMP Option), AGC Document 410, is a very substantial revision of the 1982 edition. It is designed to be used as a follow-on document to AGC 400, Preliminary Design- Build Agreement Between Owner and Contractor, or as a stand-alone document that addresses the entire design-build process, including the services otherwise provided under AGC
400. The revision to AGC 410 is in response to new circumstances, e.g. hazardous materials and more options for dispute resolution. The revision also is in the interest of creating a document clearly stating the parties' rights and responsibilities, reducing the potential for disputes and guiding those less experienced in the design-build method of project delivery.

GENERAL INSTRUCTIONS

Standard Form

         These instructions are for the information and convenience of the users of AGC 410, 1993 Edition. They are not part of the agreement nor a commentary on or interpretation of the contract form. It is the intent of the parties to a particular agreement that controls its meaning and not that of the writers and publishers of the standard form. As a standard form, this agreement has been designed to establish the relationship of the parties in the standard situation. Recognizing that every project is unique, modifications may be required. See the recommendations for modifications, below.

Insurance and Legal Counsel

         This  agreement  has  important   legal  and  insurance   consequences.
Consultation with an attorney and an insurance adviser is encouraged with respect to its completion or modification.

DESIGN-BUILD FAMILY OF DOCUMENTS

         In the design-build project delivery method, the owner and contractor enter into a single contract wherein the contractor undertakes the responsibility to provide for both the design and construction of the project in conformance with basic requirements which have been set forth by the owner. Design may be performed within the contractor's organization, or it may be performed by design professionals under a separate contract between the architect/engineer and contractor (AGC 420).

         The AGC family of design-build standard forms has been carefully coordinated (See diagram). Use of other forms or AGC forms with different publication dates with any of this series of contract documents would require extensive modification and is not recommended.

                   USE OF AGC DESIGN-BUILD SERIES OF DOCUMENTS

LICENSING LAWS

         State architect/engineer licensing laws must be considered by firms interested in design-build. In addition to the requirement for licensed design professionals to perform those services regulated by the licensing law, a corporate professional license may be required. This may be true whether design is provided by in-house architect/engineers or design professionals who are independent contractors. (This family of documents is written to be used in either situation.) There is a growing body of state law in this area that must be reviewed to ensure that design-build contracts are valid and enforceable.

COMPLETING THE AGREEMENT

Completing Blanks

         Diamonds in the margins indicate provisions requiring parties to fill in blanks with information.

Modifications

         Supplemental conditions, provisions added to the printed agreement, may be adopted by reference. It is always best for supplements to be attached to the agreement.

         Provisions in the printed document that are not to be included in the agreement may be deleted by striking through the word, sentence or paragraph to be omitted. It is recommended that unwanted provisions not be blocked out so that the deleted materials are illegible. The parties should be clearly aware of the material deleted from the standard form.

         It is a good practice for both parties to sign and date all modifications and supplements.

AGC 410

         If AGC 410 is executed after AGC 400 has been entered into and completed, then the work product of AGC 400 (normally schematic design documents plus a preliminary estimate and schedule) is simply referenced in AGC 410 as part of the Owner's Program and other relevant information that is provided under Subparagraph 4.1.1, and need not be duplicated.

Article 2

         In paragraph 2.2 the parties identify the Architect/Engineer for the Project.

         Subparagraph 2.4.1 details the Contract Documents and provides an order of priority in case of conflicts. If a GMP is prepared, the documents forming its basis are to be listed in Amendment No. 1, which is attached to the Agreement.

Article 3

         The GMP provisions in Paragraph 3.2 are optional. The particulars of the GMP (its basis, the concept of including a contingency sum under the contractor's control, etc.) are clearly delineated. The GMP will be prepared (if the Owner requests) when the drawings and specifications are sufficiently complete, thus not tieing the Contractor to a specific, and possibly inappropriate, moment in time when the GMP must be prepared. Further, the GMP (and date of Substantial Completion) are added later via Amendment No. 1.

         Paragraph 3.4 addresses the risk of hazardous materials.

         The  additional  services set forth in Paragraph  3.8 have been greatly
expanded   and   match   the    Additional    Services    provisions    of   the
Contractor-Architect/Engineer agreement, AGC 420.

Article 4

         A new provision relates to the Owner's Representative in Paragraph 4.4. The Owner is to name its representative, who must meet with the Contractor's approval. There is a description of the Representative's duties.

Article 5

         Paragraph 5.4 provides for the contingent assignment of subcontracts to the Owner should the Contractor default.

Article 6

         A date of Substantial Completion may be established in the GMP Amendment. If no GMP is established, the parties may establish a date of Substantial Completion in Amendment No. 1 and proceed on a cost plus a fee basis.

Article 7

         An initial payment by the Owner is introduced in Paragraph 7.1.

         Payment for the  Contractor's  services is split into two parts -- that
due  in  the   preconstruction   phase  (Paragraph  7.2),  and  that  due  after
construction commences (Paragraph 7.3).

Article 11

         Contractual indemnification is governed by state law and the states differ as to the types of indemnification agreements that they will enforce. Consultation with insurance and legal counsel with knowledge of the jurisdiction is recommended.

         Paragraph 11.3 requires the statement of the Architect/Engineer's professional liability insurance coverage. The rationale is that this coverage is at least as important as the other coverages to be provided, and gives the Owner the opportunity to participate in setting the minimum liability limits for all major policies.

Article 12

         New provisions have been added for the Contractor to recover lost opportunity costs if the Contractor terminates the contract for cause or the Owner terminates for convenience.

Article 13

         A few state laws may require a prominent notice on the first page of the contract stating that the agreement is subject to arbitration (e.g. Tex. Bus. & Com. Code Ann. ss.35.53 (West 1987)).

         Dispute  resolution   provisions  have  been  revised  to  make  direct
discussions and then mediation preconditions of the demand for arbitration.

         A very important new concept is the multi-party dispute resolution procedure in which all parties necessary to resolve a claim will be parties to the same arbitration proceeding (Paragraph 13.6).

         In addition, the cost of dispute resolution is recoverable by the prevailing party from the other party (Paragraph 13.7).

Amendment No. 1

         This amendment establishes a Guaranteed Maximum Price for the project and/or the date of Substantial Completion.

                  THE ASSOCIATED GENERAL CONTRACTORS OF AMERICA

                          STANDARD FORM OF DESIGN-BUILD
                        AGREEMENT AND GENERAL CONDITIONS
                          BETWEEN OWNER AND CONTRACTOR
         (Where the Basis of Payment is the Cost of the Work Plus a Fee,
                     with a Guaranteed Maximum Price Option)

                                TABLE OF ARTICLES

          1.   AGREEMENT
          2.   GENERAL PROVISIONS
          3.   CONTRACTOR'S RESPONSIBILITIES
          4.   OWNER'S RESPONSIBILITIES
          5.   SUBCONTRACTS
          6.   CONTRACT TIME
          7.   COMPENSATION
          8.   COST OF THE WORK
          9.   CHANGES IN THE WORK
          10.  PAYMENT FOR CONSTRUCTION PHASE SERVICES
          11.  INDEMNITY, INSURANCE AND WAIVER OF SUBROGATION
          12. TERMINATION OF THE AGREEMENT AND OWNER'S RIGHT TO PERFORM CONTRACTOR'S RESPONSIBILITIES
          13.  DISPUTE RESOLUTION
          14.  MISCELLANEOUS PROVISIONS
          15.  EXISTING CONTRACT DOCUMENTS

          AMENDMENT NO.1













This Agreement has important legal and insurance consequences. Consultation with an attorney and insurance consultant is encouraged with respect to its completion or modification.

         STANDARD FORM OF DESIGN-BUILD AGREEMENT AND GENERAL CONDITIONS
                          BETWEEN OWNER AND CONTRACTOR

(Where the Basis of Payment is the Cost of the Work Plus a Fee, with a Guaranteed Maximum Price Option)

                                    ARTICLE 1

                                    AGREEMENT

This Agreement is made this 27th day of April in the year 2005, by and between the

OWNER                      Community First Bank
(Name and Address)         3685 Blue Ridge Blvd.
                           Walhalla, SC 29691

and the

CONTRACTOR                 Trehel Corporation
(Name and Address)         P.O. Box 1707
                           Clemson, SC 29633-1707


for services in connection with the following

PROJECT                    A New Financial Institution for Community First Bank.


          Notice to the parties shall be given at the above addresses.

                                    ARTICLE 2

                               GENERAL PROVISIONS

2.1 TEAM RELATIONSHIP The Owner and the Contractor agree to proceed with the Project on the basis of trust, good faith and fair dealing, and shall take all actions reasonably necessary to perform this Agreement in an economical and timely manner, including consideration of design modifications and alternative materials or equipment that will permit the Work to be constructed within the Guaranteed Maximum Price (GMP) and by the date of Substantial Completion, if they are established by Amendment No. 1. The Contractor agrees to procure the architectural and engineering services set forth below, and to furnish construction and administration of the Work.

2.2 ARCHITECTIENGINEER Architectural and engineering services shall be procured from licensed, independent design professionals retained by the Contractor or furnished by licensed employees of the Contractor, or as permitted by the law of the state where the Project is located. The person or entity providing architectural and engineering services shall be referred to as the Architect/Engineer. If the Architect/Engineer is an independent design professional, the architectural and engineering services shall be procured pursuant to a separate agreement between the Contractor and the
Architect/Engineer. The Architect/Engineer for the Project is Signature Architects (Clemson, SC); Britt, Peters & Associates, Inc. (Greenville, SC)

2.3 EXTENT OF AGREEMENT This Agreement is solely for the benefit of the parties, represents the entire and integrated agreement between the parties, and supersedes all prior negotiations, representations or agreements, either written or oral.

2.4      DEFINITIONS
        .1The Contract Documents consist of:
          a. Change Orders and written amendments to this Agreement signed by both the Owner and Contractor, including Amendment No. 1 if executed;
          b. this Agreement except for the existing Contract Documents set forth in item e below;

          c. the most current Documents approved by the Owner pursuant to Subparagraphs 3.1.4, 3.1.5 or 3.1.6;
          d.   the information provided by the Owner pursuant to Clause 4.1.2.1;
          e. the Contract Documents in existence at the time of execution of this Agreement which arc set forth in Article 15;
          f.   the Owner's Program provided pursuant to Subparagraph 4.1.1.

In case of any inconsistency, conflict or ambiguity among the Contract Documents, the Documents shall govern in the order in which they are listed above.

     .2 The Work is the Design Phase Services procured in accordance with Paragraph 3.1, the GMP Proposal provided in accordance with Paragraph 3.2, the Construction Phase Services provided in accordance with Paragraph 3.3, Additional Services that may be provided in accordance with Paragraph 3.8, and other services which are neccessary to complete the Project in accordance with and reasonably inferable from the Contract Documents.

     .3   The term Day shall mean calendar day.

     .4 A Subcontractor is a person or entity who has an agreement with the Contractor to perform any portion of the Work. The term Subcontractor does not include the Architect/Engineer or any separate contractor employed by the Owner or any separate contractor's subcontractors.

     .5 A Subsubcontractor is a person or entity who has an agreement with a Subcontractor to perform any portion of the Subcontractor's work.

     .6 Substantial Completion of the Work, or of a designated portion, occurs on the date when construction is sufficiently complete in accordance with the Contract Documents so that the Owner can occupy or utilize the Project, or a designated portion, for the use for which it is intended. This date shall be confirmed by a certificate of Substantial Completion signed by the Owner and Contractor. The certificate shall state the respective responsibilities of the Owner and Contractor for security, maintenance, heat, utilities, damage to the Work, and insurance. The certificate shall also list the items to be completed or corrected, and establish the time for their completion and correction.

     .7 The Owner's Program is an initial description of the Owner's objectives, including budgetary and time criteria, space requirements and relationships, flexibility and expendability requirements, special equipment and systems, and site requirements.

                                    ARTICLE 3

                          CONTRACTOR'S RESPONSIBILITIES

         The Contractor shall be responsible for procuring the design and for the construction of the Work consistent with the Owner's Program, as such Program may be modified by the Owner during the course of the Work. The Contractor shall exercise reasonable skill and judgment in the performance of its services, but does not warrant or guarantee schedules and estimates other than those that are part of the GMP proposal.

3.1      DESIGN PHASE SERVICES

3.1.1  PRELIMINARY   EVALUATION  The  Contractor  shall  provide  a  preliminary evaluation of the Project's feasibility based on the Owner's Program and other relevant information.

3.1.2 PRELIMINARY SCHEDULE The Contractor shall prepare a preliminary schedule of the Work for the Owner's written approval. The schedule shall show the activities of the Owner, Architect/Engineer and Contractor necessary to meet the Owner's completion requirements. The schedule shall be updated periodically with the level of detail for each schedule update reflecting the information then available. If an update indicates that a previously approved schedule will not be met, the Contractor shall recommend corrective action to the Owner in writing.

3.1.3 PRELIMINARY ESTIMATE When sufficient Project information has been identified, the Contractor shall prepare for the Owner's written approval a preliminary estimate utilizing area, volume or similar conceptual estimating techniques. The estimate shall be updated periodically with the level of detail for each estimate update reflecting the information then available. If the preliminary estimate or any update exceeds the Owner's budget, the Contractor shall make written recommendations to the Owner.

3.1.4 SCHEMATIC DESIGN DOCUMENTS The Contractor shall submit for the Owner's written approval Schematic Design Documents, based on the Owner's Program and other relevant information. Schematic Design Documents shall include drawings, outline specifications and other conceptual documents illustrating the Project's basic elements, scale, and their relationship to the site. One set of these documents shall be furnished to the Owner. The Contractor shall update the preliminary schedule and estimate based on the Schematic Design Documents.

3.1.5 DESIGN DEVELOPMENT DOCUMENTS The Contractor shall submit for the Owner's written approval Design Development Documents based on the approved Schematic Design Documents. The Design Development Documents shall further define the Project including drawings and outline specifications fixing and describing the Project size and character, and other appropriate elements incorporating the structural, architectural, mechanical and electrical systems. One set of these documents shall be furnished to the Owner. The Contractor shall update the schedule and estimate based on the Design Development Documents.

3.1.6 CONSTRUCTION DOCUMENTS The Contractor shall submit for the Owner's written approval Construction Documents based on the approved Design Development Documents. The Construction Documents shall set forth in detail the requirements for construction of the Work, and shall consist of drawings and specifications based upon codes, laws or regulations enacted at the time of their preparation. Construction shall be in accordance with these approved Construction Documents. One set of these documents shall be furnished to the Owner prior to commencement of construction. If a GMP has not been established, the Contractor shall prepare a further update of the schedule and estimate.

3.1.7 OWNERSHIP OF DOCUMENTS All Documents shall remain the property of the Contractor and are not to be used by the Owner without the written consent of the Contractor.

3.2  GUARANTEED MAXIMUM PRICE (GMP) PROPOSAL

3.2.1 When the drawings and specifications are sufficiently complete, the Contractor shall, if requested by the Owner, propose a GMP, which shall be the sum of the estimated Cost of the Work as defined in Article 8 and the Contractor's Fee as defined in Article 7. The GMP is subject to modification as provided in Article 9.

3.2.2 If a GMP is not established, all references in this Agreement to the GMP shall not be applicable, and the parties shall proceed on the basis of reimbursement as provided in Articles 7 and 8. In the absence of a GMP however, the parties may establish a date of Substantial Completion.

3.2.3 The estimated Cost of the Work may include the Contractor's contingency, a sum established by the Contractor for use at the Contractor's discretion to cover costs which are properly reimbursable as a Cost of the Work but are not the basis for a Change Order.

3.2.4 BASIS OF GUARANTEED MAXIMUM PRICE The Contractor shall include with the GMP proposal a written statement of its basis, which shall include:
     .1 a list of the drawings and specifications, including all addenda, which were used in preparation of the GMP proposal;
     .2   a list of allowances and a statement of their basis;
     .3 a list of the assumptions and clarifications made by the Contractor in the preparation of the GMP proposal to supplement the information contained in the drawings and specifications;

     .4 the date of Substantial Completion upon which the proposed GMP is based, and the Schedule of Work upon which the date of Substantial Completion is based;
     .5   schedule of applicable alternate prices;
     .6   schedule of applicable unit prices;
     .7   statement of Additional Services included, if any; and
     .8   the time limit for acceptance of the GMP proposal.

3.2.5 The Contractor shall meet with the Owner to review the GMP proposal. In the event that the Owner discovers any inconsistencies or inaccuracies in the information presented, the Owner shall promptly give written notice to the Contractor, who shall make appropriate adjustments to the GMP, its basis or both.

3.2.6 Unless the Owner accepts the GMP proposal in writing on or before the date specified in the proposal for such acceptance and so notifies the Contractor, the GMP proposal shall not be effective without written acceptance by the Contractor.

3.2.7 Prior to the Owner's acceptance of the Contractor's GMP proposal, the Contractor shall not incur any cost to be reimbursed as part of the Cost of the Work, except as provided in this Agreement or as the Owner may specifically authorize in writing.

3.2.8 Upon acceptance by the Owner of the GMP proposal, the GMP and its basis shall be set forth in Amendment No. I. The GMP and the date of Substantial Completion shall be subject to modification by changes in the Work as provided in Articles 6 and 9.

3.2.9 The GMP shall include in the Cost of the Work those taxes which are applicable at the time the GMP is established. If in accordance with the Owner's direction an exemption is claimed for taxes, the Owner agrees to indemnify, defend and hold the Contractor harmless for any liability, penalty, interest, fine, tax assessment, attorneys fees or other expense or cost incurred by the Contractor as a result of any action taken by the Contractor in accordance with the Owner's direction.

3.3      CONSTRUCTION PHASE SERVICES

3.3.1 The Construction Phase will commence upon the issuance by the Owner of a written notice to proceed with construction. If construction commences prior to execution of Amendment No. 1, the Owner's written notice to proceed shall list the documents that are applicable to the part of the Work which the Owner has authorized.

3.3.2 In order to complete the Work, the Contractor shall provide all necessary construction supervision, inspection, construction equipment, labor, materials, tools, and subcontracted items.


3.3.3 The Contractor shall give all notices and comply with all laws and ordinances legally enacted at the date of execution of the Agreement which govern the proper performance of the Work.

3.3.4 The Contractor shall prepare and submit a Schedule of Work for the Owner's written approval. This schedule shall indicate the dates for the start and completion of the various stages of the construction including the dates when information and approvals are required from the Owner. It shall be revised as required by the conditions of the Work.

3.3.5 The Contractor shall assist the Owner in securing the building permits necessary for the construction of the Project.

3.3.6 The Contractor shall take necessary precautions for the safety of its employees on the Project, and shall comply with all applicable provisions of federal, state and municipal safety laws to prevent accidents or injury to persons on, about or adjacent to the Project site. The Contractor, directly or through its Subcontractors, shall erect and properly maintain at all times, as required by the conditions and progress of the Work, necessary safeguards for the protection of workers and the public. The Contractor, however, shall not be responsible for the elimination or abatement of safety hazards created or otherwise resulting from work at the Project site carried on by the Owner or its employees, agents, separate contractors or tenants. The Owner agrees to cause its employees, agents, separate contractors and tenants to abide by and fully adhere to all applicable provisions of federal, state and municipal safety laws and regulations. The above provision shall not relieve Subcontractors of their responsibility for the safety of persons or property in the performance of their work, nor for compliance with all applicable provisions of relevant laws.

3.3.7 The Contractor shall keep such full and detailed accounts as may be necessary for proper financial management under this Agreement. The Owner shall be afforded access to all the Contractor's records, books, correspondence, instructions, drawings, receipts, vouchers, memoranda and similar data relating to this Agreement. The Contractor shall preserve all such records for a period of three years after the final payment or longer where required by law.

3.3.8 The Contractor shall provide periodic written reports to the Owner on the progress of the Work as agreed to by the Owner and Contractor.

3.3.9 The Contractor shall develop a system of cost reporting for the Work, including regular monitoring of actual costs for activities in progress and estimates for uncompleted tasks and proposed changes in the Work. The reports shall be presented to the Owner at mutually agreeable intervals.

3.3.10 At all times the Contractor shall maintain the site of the Work free from debris and waste materials resulting from the Work. At the completion of the Work, the Contractor shall remove from the premises all construction equipment, tools, surplus materials, waste materials and debris.

3.4      HAZARDOUS MATERIAL

3.4.1A hazardous Material is any substance or material identified now or in the future as hazardous under any federal, state or local law or regulation, or any other substance or material which may be considered hazardous or otherwise subject to statutory or regulatory requirements governing handling, disposal and/or clean-up. The Contractor shall not be obligated to commence or continue Work until any known or suspected Hazardous Material discovered at the Project site has been removed, rendered or determined to be harmless by the Owner as certified by an independent testing laboratory and approved by the appropriate government agency.

3.4.2 If after the commencement of the Work, known or suspected Hazardous Material is discovered at the Project site, the Contractor shall be entitled to immediately stop Work in the affected area, and the Contractor shall report the condition to the Owner and, if required, the government agency with jurisdiction.

3.4.3 The Contractor shall not be required to perform any Work relating to or in the area of known or suspected Hazardous Material without written mutual agreement.

3.4.4 The Owner shall be responsible for retaining an independent testing laboratory to determine the nature of the material encountered and whether it is a Hazardous Material requiring corrective measures and/or remedial action. Such measures shall be the sole responsibility of the Owner, and shall be performed in a manner minimizing any adverse effect upon the Work of the Contractor. The Contractor shall resume Work in the area affected by any Hazardous Material only upon written agreement between the parties after the Hazardous Material has been removed or rendered harmless.

3.4.5 If the Contractor incurs additional costs and/or is delayed due to the presence of known or suspected Hazardous Material, the Contractor shall be entitled to an equitable adjustment in the GMP and/or the date of Substantial Completion.

3.4.6 To the extent not caused by the negligent acts or omissions of the Contractor, its Subcontractors and Sub-subcontractors and the agents of each of them, the Owner shall defend, indemnify and hold harmless the Contractor, its Subcontractors or anyone employed directly or indirectly by any of them from all claims, damages, losses, costs and expenses including any related to or arising from the repair, replacement or re-performance or Work, and also including but not limited to attorney's fees, costs and expenses incurred in connections with any testing, site remediation, or dispute resolution process, arising out of or relating to the performance of the Work in any area affected by Hazardous
Material, which includes mold, mildew, fungi or other similar microbial conditions. To the fullest extent permitted by law, such indemnification shall apply regardless of fault, negligence, breach of warranty or contract, or strict liability of the Owner.

3.4.7 The terms of this Paragraph 3.4 shall survive the completion of the Work under this Agreement and/or any termination of this Agreement.

3.4.8 To the fullest extent permitted by law, the Owner shall defend, indemnify and hold harmless the Contractor, its Subcontractors or anyone employed directly or indirectly by any of them from all claims for bodily injury and property damage that may arise by virtue of the existence, development or growth of mold, mildew, fungi or other similar microbial conditions during the performance of the Work, to the extent that such conditions are attributable to the acts, omissions or breaches of performance under this Contract by Owner, the Owner's other contractors or anyone for whose acts the Owner may be liable.

3.5 ROYALTIES, PATENTS AND COPYRIGHTS The Contractor shall pay all royalties and license fees which may be due on the inclusion of any patented or copyrighted materials, methods or systems selected by the Contractor and incorporated in the Work. The Contractor shall defend, indemnify and hold the Owner harmless from all suits or claims for infringement of any patent rights or copyrights arising out of such selection. The Owner agrees to defend, indemnify and hold the Contractor harmless from any suits or claims of infringement of any patent rights or copyrights arising out of any patented or copyrighted materials, methods or systems specified by the Owner.

3.6 TAX EXEMPTION If in accordance with the Owner's direction an exemption is claimed for taxes, the Owner agrees to defend, indemnify and hold the Contractor harmless from any liability, penalty, interest, fine, tax assessment, attorneys fees or other expense or cost incurred by the Contractor as a result of any action taken by the Contractor in accordance with the Owner's direction.

3.7      WARRANTIES AND COMPLETION

3.7.1 The Contractor warrants that all materials and equipment furnished under the Construction Phase of this Agreement will be new unless otherwise specified, of good quality, in conformance with the Contract Documents, and free from defective workmanship and materials. Warranties shall commence on the date of Substantial Completion of the Work or of a designated portion. The Contractor agrees to correct all construction performed under this Agreement which proves to be defective in workmanship and materials within a period of one year from the date of Substantial Completion or for such longer periods of time as may be set forth with respect to specific warranties required by the Contract Documents.

3.7.2 Those products, equipment, systems or materials incorporated in the Work at the direction of or upon the specific request of the Owner shall be covered exclusively by the warranty of the manufacturer. There are no warranties which extend beyond the description on the face thereof. All other warranties expressed or implied including the warranty of merchantability and the warranty of fitness for a particular purpose are expressly disclaimed.

3.7.3 The Contractor shall secure required certificates of inspection, testing or approval and deliver them to the Owner.

3.7.4 The Contractor shall collect all written warranties and equipment manuals and deliver them to the Owner.

3.7.5 With the assistance of the Owner's maintenance personnel, the Contractor shall direct the checkout of utilities and operations of systems and equipment for readiness, and assist in their initial start-up and testing.

3.7.6 Upon Substantial Completion or occupancy of the Work the Owner shall assume the sole responsibility to operate and maintain the Work properly, and waives all claims by the Owner against the Contractor, its Subcontractors and Sub-subcontractors and the agents, officers, directors and employees of each of them, for any damages resulting from improper operation and maintenance, including, but not limited to damages arising from mold and other microbial conditions.

3.8 ADDITIONAL SERVICES The Contractor shall provide or procure the following Additional Services upon the request of the Owner. A written agreement between the Owner and Contractor shall define the extent of such Additional Services. If a GMP has been established for the Work or any portion of the Work, such Additional Services shall be considered a Change in the Work, unless they are specifically included in the statement of the basis of the GMP as set forth in Amendment No. 1.

     .1 Documentation of the Owner's Program, establishing the Project budget, investigating sources of financing, general business planning and other information and documentation as may be required to establish the feasibility of the Project.
     .2 Consultations, negotiations, and documentation supporting the procurement of Project financing.
     .3   Surveys, site evaluations, legal descriptions and aerial photographs.
     .4 Appraisals of existing equipment, existing properties, new equipment and developed properties.
     .5 Soils, subsurface and environmental studies, reports and investigations required for submission to governmental authorities or others having jurisdiction over the Project.
     .6 Consultations and representations other than normal assistance in securing building permits, before governmental authorities or others having jurisdiction over the Project.
     .7 Investigation or making measured drawings of existing conditions or the verification of drawings or other Owner-provided information.
     .8 Artistic renderings, models and mockups of the Project or any part of the Project or the Work.
     .9 Inventories of existing furniture, fixtures, furnishings and equipment which might be under consideration for incorporation into the Work.
     .10 Interior design and related services including procurement and placement of furniture, furnishings, artwork and decorations.
     .11 Making revisions to the Schematic Design, Design Development, Construction Documents or documents forming the basis of the GMP after they have been approved by the owner, and which are due to causes beyond the control of the Contractor.
     .12 Design, coordination, management, expediting and other services supporting the procurement of materials to be obtained, or work to be performed, by the Owner, including but not limited to telephone systems, computer wiring networks, sound systems, alarms, security systems and other specialty systems which are not a part of this Agreement.
     .13 Estimates, proposals, appraisals, consultations, negotiations and services in connection with the repair or replacement of an insured loss.
     .14 The premium portion of overtime work ordered by the Owner including productivity impact costs.
     .15 Document reproduction exceeding the limits provided for in this Agreement.
     .16 Out-of-town travel by the Architect/Engineer in connection with the Work, except between the Architect/Engineer's office, Contractor's office, Owner's office and the Project site.
     .17 Obtaining service contractors and training maintenance personnel, assisting and consulting in the use of systems and equipment after the initial start up, and adjusting and balancing of systems and equipment.

     .18  Services for tenant or rental spaces not a part of this Agreement.
     .19 Services requested by the Owner or required by the Work which are not specified in the Contract Documents and which are not normally part of generally accepted design and construction practice.
     .20 Serving or preparing to serve as an expert witness in connection with any proceeding, legal or otherwise, regarding the Project.
     .21 Preparing reproducible record drawings from marked-up prints, drawings or other documents that incorporate significant changes in the Work made during the Construction Phase.


                                    ARTICLE 4

                            OWNER'S RESPONSIBILITIES

4.1   INFORMATION AND SERVICES PROVIDED BY OWNER

4.1.1 The Owner shall provide full information in a timely manner regarding requirements for the Project, including the Owner's Program and other relevant information.

4.1.2    The Owner shall provide:

     .1 all necessary information describing the physical characteristics of the site, including surveys, site evaluations, legal descriptions, existing conditions, subsurface and environmental studies, reports and investigations;
     .2 inspection and testing services during construction as required by law or as mutually agreed; and
     .3 unless otherwise provided in the Contract Documents, necessary approvals, site plan review, rezoning, easements and assessments, necessary permits, fees and charges required for the construction, use, occupancy or renovation of permanent structures, including legal and other required services.

4.1.3 The Owner shall provide reasonable evidence satisfactory to the Contractor, prior to commencing the Work and during the progress of the Work, that sufficient funds are available and committed for the entire cost of the Project, including an allowance for changes in the Work as may be approved in the course of the Work. Unless such reasonable evidence is provided, the Contractor shall not be required to commence or continue the Work. The Contractor may stop Work after seven (7) days' written notice to the Owner if such evidence is not presented within a reasonable time. The failure of the Contractor to insist upon the providing of this evidence at any one time shall not be a waiver of the Owner's obligation to make payments pursuant to this Agreement, nor shall it be a waiver of the Contractor's right to request or insist that such evidence be provided at a later date.

4.1.4 The Contractor shall be entitled to rely on the completeness and accuracy of the information and services required by this Paragraph 4.1.

4.1.5 The Owner acknowledges that moisture and mold prevention requires appropriate design plans and specifications, construction techniques, and building operation and maintenance. The Owner shall be responsible for retaining an independent mold testing consultant to conduct tests and inspect the Work, particularly interior walls, ceilings, and other substrate surfaces, for certification and approval of moisture content and microbial conditions. The Owner shall schedule all such tests, approvals or inspection so as not to delay the progress of the Work or other work related to the project. The Owner shall bear all expenses associated with tests, apnrovals, or inspections. Such certification and approval shall occur once prior to Substantial Completion of the Work and again prior to the expiration of one year from the date of Substantial Completion of the Work. The certificates of testing, inspection, or approval shall be secured by the Owner and promptly delivered to the Contractor. The Owner and Contractor are entitled to rely on the certifications and approvals of the testing consultant. If the Contractor incurs additional costs and/or is delayed due to the presence of moisture or remediation of unacceptable microbial conditions, to the extent not caused by the negligent acts or omissions of the Contractor, it Subcontractors and Sub-subcontractors, and the agents, officers, directors and employees of each of them, the Contractor shall be entitled to an equitable adjustment in the Contract Price and/or the Contract Time.

4.2  OWNER'S RESPONSIBILITIES DURING DESIGN PHASE

4.2.1 The Owner shall provide the Owner's Program at the inception of the Design Phase and shall review and timely approve schedules, estimates, Schematic Design Documents, Design Development Documents and Construction Documents furnished during the Design Phase as set forth in Paragraph 3.1, and the GMP proposal as set forth in Paragraph 3.2.

4.3  OWNER'S RESPONSIBILITIES DURING CONSTRUCTION PHASE

43.1 The Owner shall review and timely approve the Schedule of the Work as set forth in Subparagraph 3.3.4.

4.3.2 If the Owner becomes aware of any error, omission or failure to meet the requirements of the Contract Documents or any fault or defect in the Work, the Owner shall give prompt written notice to the Contractor.

4.3.3 The Owner shall communicate with the Contractor's Subcontractors, suppliers and Architect/Engineer only through the Contractor. The Owner shall have no contractual obligations to Subcontractors, suppliers, or the Architect/Engineer.

4.3.4 The Owner shall  provide  insurance for the Project as provided in Article
11.

4.4 OWNER'S REPRESENTATIVE The Owner's representative is Mr. Fred Shepherd, who is agreed to by the Contractor. The representative:

     .1   shall be fully acquainted with the Project;
     .2 agrees to furnish the information and services required of the Owner pursuant to Paragraph 4.1 so as not to delay the Contractor's Work; and
     .3 shall have authority to bind the Owner in all matters requiring the Owner's approval, authorization or written notice. If the Owner changes its representative or the representative's authority as listed above, the Owner shall notify the Contractor in advance in writing. The Contractor shall have the right to approve any successor representative.


                                    ARTICLE 5

                                  SUBCONTRACTS

Work not performed by the Contractor with its own forces shall be performed by Subcontractors.

5.1 RETAINING SUBCONTRACTORS The Contractor shall not retain any Subcontractor to whom the Owner has a reasonable and timely objection, provided that the Owner agrees to compensate the Contractor for any additional costs incurred by the Contractor as a result of such objection. The Contractor shall not be required to retain any Subcontractor to whom the Contractor has a reasonable objection.

5.2 MANAGEMENT OF SUBCONTRACTORS The Contractor shall be responsible for the management of the Subcontractors in the performance of their work.

5.3 ASSIGNMENT OF SUBCONTRACT AGREEMENTS The Contractor shall provide for assignment of subcontract agreements in the event that the Owner terminates this Agreement for cause as provided in Paragraph 12.2. Following such termination, the Owner shall notify in writing those subcontractors whose assignments will be accepted, subject to the rights of sureties.

                                    ARTICLE 6
                                  CONTRACT TIME

6.1 COMMENCEMENT OF THE WORK The Work shall commence on or about seven (7) days after receipt of building permits, and shall proceed in general accordance with the Schedule of Work as such schedule may be amended from time to time, subject, however, to the provisions of Paragraph 3.4 and Subparagraph 4.1.3.

6.2 SUBSTANTIAL COMPLETION At such time as a GMP is accepted, a date of Substantial Completion of the Work shall be established as set forth in Amendment No. 1. If a GMP is not established and the parties desire to establish a date of Substantial Completion, it shall be set forth in Amendment No.1. If such a date is established, time shall be of the essence of this Agreement.

6.3  DELAYS IN THE WORK

6.3.1 If causes beyond the Contractor's control delay the progress of the Work, then the GIVIP, compensation for Design Phase Services, the Contractor's Fee and/or the date of Substantial Completion shall be modified by Change Order as appropriate. Such causes shall include but not be limited to: changes ordered in the Work, acts or omissions of the Owner or separate contractors employed by the Owner, the Owner preventing the Contractor from performing the Work pending dispute resolution, Hazardous Materials, differing site conditions, adverse weather conditions not reasonably anticipated, fire, unusual transportation delays, labor disputes, or unavoidable accidents or circumstances.

6.3.2 In the event delays to the project are encountered for any reason, the parties agree to undertake reasonable steps to mitigate the effect of such delays,

                                    ARTICLE 7
                                  COMPENSATION

7.1 INITIAL PAYMENT Upon execution of this Agreement an initial payment of zero dollars ($0.00 ) shall be made to the Contractor. The amount of the initial payment shall be credited to the Owner's account at final payment.

7.2   DESIGN PHASE COMPENSATION

7.2.1 The cost of services performed directly by the Architect/Engineer is computed separately and is independent from the Contractor's compensation for work or services directly performed by the Contractor; these costs shall be shown as separate items on applications for payment. If an Architect/Engineer is retained by the Contractor, the payments to the Architect/Engineer shall be as detailed in a separate agreement between the Contractor and Architect/Engineer.

7.2.2 The Owner shall compensate the Contractor for services performed during the Design Phase as described in Paragraph 3.1, including preparation of a GMP proposal as described in Paragraph 3.2, as follows: Pre-construction fees have been waived for this project.

(State whether a stipulated sum, actual cost, or other basis. If a stipulated sum, state what portion of the sum shall be payable each month.)

7.2.3 Compensation for Design Phase Services shall be equitably adjusted if such services extend beyond 90 days from the date of this Agreement for reasons beyond the reasonable control of the Contractor or as provided in Paragraph 9.1. For changes in Design Phase Services, compensation shall be adjusted as follows:
$55.00/hour

7.2.4  Payments for Design Phase  Services  shall be due and payable  within ten
(10) days following presentation of the Contractor's monthly invoice to the Owner. If the Owner fails to pay the Contractor as agreed, then the Contractor shall have the right to stop the Work and be entitled to payments due plus interest as provided in Subparagraphs 10.1.3 and 10.1.4.

7.3  CONSTRUCTION PHASE COMPENSATION

7.3.1 The Owner shall compensate the Contractor for Work performed following the commencement of the Construction Phase on the following basis:
         .1       the Cost of the Work as allowed in Article 8; and
         .2       the Contractor's  Fee in the amount of One Hundred  Thirty-Two
                  Thousand,  Eight Hundred  Twenty-Seven  and no/100  dollars (S
                  132,827.00  ), subject to  adjustment as provided in Paragraph
                  7.5. The Contractor's Fee shall be paid proportionately to the ratio that the monthly Cost of the Work bears to the total estimated Cost of the Work.

7.3.2 The compensation to be paid under this Paragraph 7.3 shall be limited to the GMP established in Amendment No. 1, as the GMP may be adjusted under Article
9. In the event the Cost of the Work plus the Contractor's Fee shall be less than the GMP as adjusted by Change Orders, the resulting savings shall be shared by the Owner and the Contractor as follows: 100% of savings returned to the Owner.

7.3.3 Payment for  Construction  Phase Services shall be as set forth in Article
10. If Design Phase Services continue to be provided after construction has commenced, the Contractor shall also continue to be compensated as provided in Paragraph 7.2, or as mutually agreed.

7.4   CONTRACTOR'S FEE  The Contractor's Fee includes the following:
     .1 salaries and other mandatory or customary compensation of the Contractor's employees at its principal and branch offices, except employees listed in Subparagraph 8.2.2;
     .2 general and administrative expenses of the Contractor's principal and branch offices other than the field office, except as may be expressly included in Article 8; and
     .3 the Contractor's capital expenses, including interest on the Contractor's capital employed for the Work.

7.5 ADJUSTMENT IN THE CONTRACTOR'S FEE Adjustment in the Contractor's Fee shall be made as follows.

     .1 for changes in the Work as provided in Article 9, the Contractor's Fee shall be adjusted as follows: Five percent (5%) Overhead and three percent (3%) Fee.
     .2 for delays in the Work not caused by the Contractor, there will be an equitable adjustment in the Contractor's Fee to compensate the Contractor for increased expenses; and
     .3 if the Contractor is placed in charge of managing the replacement of an insured or uninsured loss, the Contractor shall be paid an additional Fee in the same proportion that the Contractor's Fee bears to the estimated Cost of the Work.

                                    ARTICLE 8

                                COST OF THE WORK

The Owner agrees to pay the Contractor for the Cost of the Work as defined in this Article. This payment shall be in addition to the Contractor's Fee stipulated in Article 7.

8.1    COST ITEMS FOR DESIGN PHASE SERVICES

8.1.1  Compensation for Design Phase Services as provided in Paragraph 7.2.

8.2    COST ITEMS FOR CONSTRUCTION PHASE SERVICES

8.2.1 Wages paid for labor in the direct employ of the Contractor in the performance of the Work.

8.2.2 Salaries of Contractor's employees when stationed at the field office, in whatever capacity employed, employees engaged on the road expediting the production or transportation of material and equipment, and employees from the principal or branch office performing the functions listed below: Project Manager

8.2.3 Cost of all employee benefits and taxes including but not limited to workers' compensation, unemployment compensation, Social Security, health, welfare, retirement and other fringe benefits as required by law, labor agreements, or paid under the Contractor's standard personnel policy, insofar as such costs are paid to employees of the Contractor who are included in the Cost of the Work under Subparagraphs 8.2.1 and 8.2.2.

8.2.4 Reasonable transportation, travel, hotel and moving expenses of the Contractor's personnel incurred in connection with the Work.

8.2.5 Cost of all materials, supplies and equipment incorporated in the Work, including costs of inspection, testing, transportation, storage and handling.
8.2.6 Payments made by the Contractor to Subcontractors for work performed under this Agreement.

8.2.7 Fees and expenses for design services procured by the Contractor except as provided by the Architect/Engineer and compensated in Paragraph 7.2.

8.2.8 Cost, including transportation and maintenance of all materials, supplies, equipment, temporary facilities and hand tools not owned by the workers that are used or consumed in the performance of the Work, less salvage value; and cost less salvage value on such items used, but not consumed that remain the property of the Contractor.

8.2.9 Rental charges of all necessary machinery and equipment, exclusive of hand tools owned by workers, used at the site of the Work, whether rented from the Contractor or others, including installation, repair and replacement, dismantling, removal, maintenance, transportation and delivery costs at rental charges consistent with those prevailing in the area.

8.2.10 Cost of the premiums for all insurance and surety bonds which the Contractor is required to procure or deems necessary.

8.2.11 Sales, use, gross receipts or other taxes, tariffs or duties related to the Work for which the Contractor is liable.

8.2.12 Permits, fees, licenses, tests, royalties, damages for infringement of patents and/or copyrights, including costs of defending related suits for which the Contractor is not responsible as set forth in Paragraph 3.5, and deposits lost for causes other than the Contractor's negligence.

82.13 Losses, expenses or damages to the extent not compensated by insurance or otherwise, and the cost of corrective work during the Construction Phase and for a period of one year following the date of Substantial Completion.

8.2.14 All costs associated with establishing, equipping, operating, maintaining and demobilizing the field office.

8.2.15 Reproduction costs, photographs, cost of telegrams, facsimile transmissions, long distance telephone calls, data processing services, postage, express delivery charges, telephone service at the site and reasonable petty cash expenses at the field office.

8.2.16   All water, power and fuel costs necessary for the Work.

8.2.17 Cost of removal of all nonhazardous substances, debris and waste materials.

8.2.18 Costs incurred due to an emergency affecting the safety of persons and/or property.

8.2.19 Legal, mediation and arbitration fees and costs, other than those arising from disputes between the Owner and Contractor, reasonably and properly resulting from the Contractor's performance of the Work.

8.2.20 All costs directly incurred in the performance of the Work or in connection with the Project, and not included in the Contractor's Fee as set forth in Article 7, which are reasonably inferable from the Contract Documents as necessary to produce the intended results.

8.3 DISCOUNTS All discounts for prompt payment shall accrue to the Owner to the extent such payments are made directly by the Owner. To the extent payments are made with funds of the Contractor, all cash discounts shall accrue to the Contractor. All trade discounts, rebates and refunds, and all returns from sale of surplus materials and equipment, shall be credited to the Cost of the Work.


                                    ARTICLE 9
                               CHANGES IN THE WORK

Changes in the Work which are within the general scope of this Agreement may be accomplished by Change Order without invalidating this Agreement.

9.1 CHANGE ORDERS A Change Order is a written instrument, issued after execution of this Agreement, signed by the Owner and Contractor stating their agreement upon a change and the adjustment in the GPM, compensation for Design Phase Services, the Contractor's Fee and/or the date of Substantial Completion. Each adjustment in the GMP resulting from a Change Order shall clearly separate the amount attributable to compensation for Design Phase Services, other Cost of the Work and the Contractor's Fee.

9.2 DETERMINATION OF COST An increase or decrease in the GMP resulting from a change in the Work shall be determined by one or more of the following methods:
     .1   unit prices set forth in this Agreement or as subsequently agreed;
     .2   a mutually accepted, itemized lump sum;
     .3 costs determined as defined in Paragraph 7.2 and Article 8 and a mutually acceptable Contractor's Fee as determined in Subparagraph 7.5.1; or
     .4 if an increase or decrease cannot be agreed to as set forth in Subparagraphs 9.2.1 through 9.2.3 and the Owner issues a written order for the Contractor to proceed with the change, the cost of the change in the Work shall be determined by the reasonable expense and savings of the performance of the Work resulting from the change. If there is a net increase in the GMP, the Contractor's Fee shall be adjusted as set forth in Subparagraph 7.5.1. In case of a net decrease in the GMP, the Contractor's Fee shall not be adjusted. The Contractor shall maintain a documented, itemized accounting evidencing the expenses and savings.

9.3 NO OBLIGATION TO PERFORM The Contractor shall not be obligated to perform changed Work until a Change Order has been executed by the Owner and Contractor, except as provided in Subparagraph 9.2.4.

9.4 ADJUSTMENT OF UNIT PRICES If a proposed Change Order alters original quantities to a degree that application of previously agreed to unit prices would be inequitable to either the Owner or the Contractor, the unit prices and the GMP shall be equitably adjusted.

9.5 UNKNOWN CONDITIONS If in the performance of the Work the Contractor finds latent, concealed or subsurface physical conditions which differ from the conditions the Contractor reasonably anticipated, or if physical conditions are materially different from those normally encountered and generally recognized as inherent in the kind of work provided for in this Agreement, then the GMP compensation for Design Phase Services, the Contractor's Fee, and/or the date of Substantial Completion shall be equitably adjusted by Change Order within a reasonable time after the conditions are first observed.

9.6 CLAIMS FOR ADDITIONAL COST OR TIME For any claim for an increase in the GMP, compensation for Design Phase Services, the Contractor's Fee and/or an extension in the date of Substantial Completion, the Contractor shall give the Owner written notice of the claim within twenty-one (21) days after the occurrence giving rise to the claim or within twenty-one (21) days after the Contractor first recognizes the condition giving rise to the claim, whichever is later. Except in an emergency, notice shall be given before proceeding with the Work. Claims for design and estimating costs incurred in connection with possible changes requested by the Owner, but which do not proceed, shall be made within twenty-one (21) days after the decision is made not to proceed. Any change in the GMP compensation for Design Phase Services, the Contractor's Fee, and/or date of Substantial Completion resulting from such claim shall be authorized by Change Order.

9.7 EMERGENCIES In any emergency affecting the safety of persons and/or property, the Contractor shall act, at its discretion, to prevent threatened damage, injury or loss. Any change in the GMP, compensation for Design Phase Services, the Contractor's Fee and/or extension of the date of Substantial Completion on account of emergency work shall be determined as provided in this Article.

                                   ARTICLE 10

                     PAYMENT FOR CONSTRUCTION PHASE SERVICES

10.1     PROGRESS PAYMENTS

10.1.1 On the 25th day of each month after the Construction Phase has commenced, the Contractor shall submit to the Owner an Application for Payment consisting of the Cost of the Work performed up to the 25th day of the preceding month, including the cost of material stored on the site or at other locations approved by the Owner, along with a proportionate share of the Contractor's Fee. Prior to submission of the next Application for Payment, the Contractor shall furnish to the Owner a statement accounting for the disbursement of funds received under the previous Application. The extent of such statement shall be as agreed upon between the Owner and Contractor.

10.1.2 Within ten (10) days after receipt of each monthly Application for Payment, the Owner shall pay directly to the Contractor the appropriate amount for which Application for Payment is made, less amounts previously paid by the Owner.


10.1.3 If the Owner fails to pay the Contractor at the time payment of any amount becomes due, then the Contractor may, at any time thereafter, upon serving written notice that the Work will be stopped within five (5) days after receipt of the notice by the Owner, and after such five (5) day period, stop the Work until payment of the amount owing has been received.
10.1.4 Payments due but unpaid shall bear interest at the rate the Owner is paying on its construction loan or at the current "prime rate" of First Citizen's bank, whichever is higher, plus two (2) points.

10.1.5 The Contractor warrants and guarantees that title to all Work, materials and equipment covered by an Application for Payment, whether incorporated in the Project or not, will pass to the Owner upon receipt of such payment by the
Contractor free and clear of all liens, claims, security interests or encumbrances, hereinafter referred to as "liens."

10.1.6 The Owner's progress payment, occupancy or use of the Project, whether in whole or in part, shall not be deemed an acceptance of any Work not conforming to the requirements of the Contract Documents.

10.1.7 Upon Substantial Completion of the Work, the Owner shall pay the Contractor the unpaid balance of the Cost of the Work, compensation for Design Phase Services and the Contractor's Fee, less a sum equal to the Contractor's estimated cost of completing any unfinished items as agreed to between the Owner and Contractor as to extent and time for completion. The Owner thereafter shall pay the Contractor monthly the amount retained for unfinished items as each item is completed.

10.2   FINAL PAYMENT

10.2.1 Final payment, consisting of the unpaid balance of the Cost of the Work, compensation for Design Phase Services and the Contractor's Fee, less the initial payment made under Paragraph 7.1, shall be due and payable when the Work is fully completed. Before issuance of final payment, the Owner may request satisfactory evidence that all payrolls, materials bills and other indebtedness connected with the Work have been paid or otherwise satisfied.

10.2.2 In making final payment the Owner waives all claims except for:
     .1   outstanding liens;
     .2 improper workmanship or defective materials appearing within one year after the date of Substantial Completion;
     .3   Work not in conformance with the Contract Documents; and
     .4   terms of any special warranties required by the Contract Documents.

10.2.3In accepting final payment, the Contractor waives all claims except those previously made in writing and which remain unsettled.

                                   ARTICLE 11

                       INDEMNITY, INSURANCE AND WAIVER OF
                                   SUBROGATION

11.1  INDEMNITY

11.1.1 To the fullest extent permitted by law, the Contractor shall defend, indemnify and hold the Owner harmless from all claims for bodily injury and property damage (other than to the Work itself and other property insured under Paragraph 11.5), including resulting loss of use that may arise from the performance of the Work, to the extent of the negligence attributed to such acts or omissions by the Contractor, Subcontractors or anyone employed directly or indirectly by any of them or by anyone for whose acts any of them may be liable. The Contractor shall not be required to defend, indemnify or hold harmless the Owner for any acts, omissions or negligence of the Owner, Owner's employees, agents or separate contractors.

11.1.2 The Owner shall cause any other contractor who may have a contract with the Owner to perform work in the areas where Work will be performed under this Agreement, to agree to indemnify the Contractor, Subcontractors or anyone employed directly or indirectly by any of them or anyone for whose acts any of them may be liable and hold them harmless from all claims for bodily injury and property damage, other than property insured under Paragraph 11.5, that may arise from that contractor's operations. Such provisions shall be in a form satisfactory to the Contractor.

11.2     CONTRACTOR'S LIABILITY INSURANCE

11.2.1 The Contractor shall obtain and maintain insurance coverage for the following claims which may arise out of the performance of this Agreement, whether resulting from the Contractor's operations or by the operations of any Subcontractor, anyone in the employ of any of them, or by an individual or entity for whose acts they may be liable:
     .1 workers' compensation, disability and other employee benefit claims under acts applicable to the Work;
     .2 under applicable employers liability law, bodily injury, occupational sickness, disease or death claims of the Contractor's employees;
     .3 bodily injury, sickness, disease or death claims for damages to persons not employed by the Contractor;
     .4 usual personal injury liability claims for damages directly or indirectly related to the person's employment by the Contractor or for damages to any other person;
     .5 damage to or destruction of tangible property, including resulting loss of use, claims for property other than the Work itself and other property insured under Paragraph 11.5;

     .6 bodily injury, death or property damage claims resulting from motor vehicle liability in the use, maintenance or ownership of any motor vehicle; and
     .7 contractual liability claims involving the Contractor's obligations under Subparagraph 11.1.1.

11.2.2 The Contractor's Commercial General and Automobile Liability Insurance as required by Subparagraph 11.2.1 shall be written for not less than the following limits of liability:
     .1   Commercial General Liability Insurance
          a.   Each Occurrence Limit    $ 1,000,000.00
          b.   General Aggregate        $ 2,000,000.00
          c.   Products/Completed
               Operations Aggregate     $ 2,000,000.00
          d.   Personal and Advertising
               Injury Limit             $ 1,000,000.00
     .2   Comprehensive Automobile Liability Insurance
          a.   Combined Single Limit Bodily
          Injury and Property Damage    $ 1,000,000.00 . Each Occurrence
                                  or
          b.   Bodily Injury            $   N/A . Each Person
                                        $   N/A . Each Occurrence
          c.   Property Damage          $   N/A . Each Occurrence

11.2.3 Commercial General Liability Insurance may be arranged under a single policy for the full limits required or by a combination of underlying policies and an Excess or Umbrella Liability policy.

11.2.4 The policies shall contain a provision that coverage will not be cancelled or not renewed until at least thirty (30) days' prior written notice has been given to the Owner. Certificates of insurance showing required coverage to be in force shall be filed with the Owner prior to commencement of the Work.

11.2.5 Products and Completed Operations insurance shall be maintained for a minimum period of at least one (1) year(s) after either ninety (90) days following the date of Substantial Completion or final payment, whichever is earlier.

11.2.6 Upon request of the Owner, the Contractor shall procure and maintain in force insurance coverage for mold and other microbial conditions, written with a minimum limit of liability of desired, obtainable and allowable amount, and through an insurance company lawfully authorized to do business in the jurisdiction in which the Project is located. The cost of such insurance shall be treated as a reimbursable expense of the Contractor or shall be memorialized in a written Change Order. If requested, the Contractor shal furnish the Owner with a certificate evidencing such insurance coverage.

11.3 PROFESSIONAL LIABILITY INSURANCE The Architect/Engineers professional liability insurance for claims arising from the negligent performance of professional services under this Agreement shall be written for not less than $500,000.00 (Signature Architects); $1,000,000.00 (Britt, Peters & Associates, Inc.) per claim and in the aggregate with a deductible not to exceed $1,000.00 (Signature Architects); $5,000.00 (Britt, Peters & Associates, Inc.). These requirements shall be continued in effect for one (1) year(s) after the date of Substantial Completion. If the Architect/Engineer retains consultants for a
portion  of  the  design,  their  professional   liability  insurance  coverage,
including deductible amounts, shall be set forth in Article 14 of this Agreement.

11.4 OWNER'S LIABILITY INSURANCE The Owner shall be responsible for obtaining and maintaining its own liability insurance. Insurance for claims arising out of the performance of this Agreement may be purchased and maintained at the Owner's discretion.

11.5     INSURANCE TO PROTECT PROJECT

11.5.1  The  Owner  shall  obtain  and  maintain  property  insurance  in a form acceptable to the Contractor upon the entire Project for the full cost of replacement at the time of any loss. This insurance shall include as named insureds the Owner, Contractor, Architect/Engineer, Subcontractors and Subsubcontractors. This insurance shall insure against loss from the perils of fire and extended coverage, and shall include "all risk" insurance for physical loss or damage including without duplication of coverage at least: theft, vandalism, malicious mischief, transit, collapse, falsework, temporary buildings, debris removal, flood, earthquake, testing, and damage resulting from defective design, workmanship or material. The Owner shall increase limits of coverage, if necessary, to reflect estimated replacement cost. The Owner shall be responsible for any co-insurance penalties or deductibles.

11.5.2 If the Owner occupies or uses a portion of the Project prior to its Substantial Completion, such occupancy or use shall not commence prior to a time mutually agreed to by the Owner and the Contractor and to which the insurance company or companies providing the property insurance have consented by endorsing the policy or policies. This insurance shall not be cancelled or lapsed on account of partial occupancy. Consent of the Contractor to such early occupancy or use shall not be unreasonably withheld.

11.5.3 The Owner shall obtain and  maintain  boiler and  machinery  insurance as
necessary.   The  interests  of  the  Owner,   Contractor,   Architect/Engineer,
Subcontractors and Subsubcontractors shall be protected under this coverage.

11.5.4 The Owner shall purchase and maintain insurance to protect the Owner, Contractor, Architect/Engineer, Subcontractors and Subsubcontractors against loss of use of Owner's property due to those perils insured pursuant to Paragraph 11.5. Such policy will provide coverage for expediting expenses of materials, continuing overhead of the Owner and the Contractor,
Architect/Engineer, Subcontractors and Subsubcontractors, necessary labor expense including overtime, loss of income by the Owner and other determined exposures. Exposures of the Owner, Contractor, Architect/Engineer, Subcontractors and Subsubcontractors, shall be determined by mutual agreement with separate limits of coverage fixed for each item.

11.5.5 Upon the Contractor's request, the Owner shall provide the Contractor with a copy of all policies before an exposure to loss may occur. Copies of any subsequent endorsements shall be furnished to the Contractor. The Contractor shall be given thirty (30) days' notice of cancellation, non-renewal, or any endorsements restricting or reducing coverage. The Owner shall give written notice to the Contractor before commencement of the Work if the Owner will not be obtaining property insurance. In that case, the Contractor may obtain insurance in order to protect its interest in the Work as well as the interest of Architect/Engineer, Subcontractors and Subsubcontractors in the Work. The cost of this insurance shall be a Cost of the Work pursuant to Article 8, and the GMP shall be increased by Change Order. If the Contractor is damaged by failure of the Owner to purchase or maintain property insurance or to so notify the Contractor, the Owner shall bear all reasonable costs incurred by the Contractor arising from the damage.

11.6     PROPERTY INSURANCE LOSS ADJUSTMENT

11.6.1 Any insured loss shall be adjusted with the Owner and the Contractor and made payable to the Owner and Contractor as trustees for the insureds, as their interests may appear, subject to any applicable mortgagee clause.

11.6.2 Upon the occurrence of an insured loss, monies received will be deposited in a separate account and the trustees shall make distribution in accordance with the agreement of the parties in interest, or in the absence of such agreement, in accordance with an arbitration award pursuant to Article 13. If the trustees are unable to agree between themselves on the settlement of the loss, such dispute shall also be submitted for resolution pursuant to Article 13.

11.7     WAIVER OF SUBROGATION

11.7.1 The Owner and Contractor waive all rights against each other, the Architect/Engineer, and any of their respective employees, agents, consultants, subcontractors and subsubcontractors for damages caused by risks covered by insurance provided in Paragraph 11.5 to the extent they are covered by that insurance, except such rights as they may have to the proceeds of such insurance held by the Owner and Contractor as trustees. The Contractor shall require similar waivers from the Architect/Engineer and all Subcontractors, and shall require each of them to include similar waivers in their subsubcontracts and consulting agreements.

11.7.2 The Owner waives subrogation against the Contractor, Architect/Engineer, Subcontractors and Subsubcontractors on all property and consequential loss policies carried by the Owner on adjacent properties and under property and consequential loss policies purchased for the Project after its completion.

11.7.3 If the policies of insurance referred to in this Paragraph require an endorsement to provide for continued coverage where there is a waiver of subrogation, the owners of such policies will cause them to be so endorsed.

                                   ARTICLE 12

                TERMINATION OF THE AGREEMENT AND OWNER'S RIGHT TO
                      PERFORM CONTRACTOR'S RESPONSIBILITIES

12.1     TERMINATION BY THE CONTRACTOR

12.1.1 Upon seven (7) days' written notice to the Owner, the Contractor may terminate this Agreement for any of the following reasons:
     .1   if the Work has been stopped for a thirty (30) day period
          a. under court order or order of other governmental authorities having jurisdiction;
          b. as a result of the declaration of a national emergency or other governmental act during which, through no act or fault of the Contractor, materials are not available; or
          c. because of the Owner's failure to pay the Contractor in accordance with this Agreement;
     .2   if the Work is suspended by the Owner for sixty (60) days;
     .3 if the Owner materially delays the Contractor in the performance of the Work;
     .4   if the Owner otherwise materially breaches this Agreement; or
     .5 if the Owner fails to furnish reasonable evidence that sufficient funds are available and committed for the entire cost of the Project in accordance with Subparagraph 4.1.3 of this Agreement.

12.1.2 Upon termination by the Contractor in accordance with Subparagraph 12.1.1, the Contractor shall be entitled to recover from the Owner payment for all Work executed and for any proven loss, cost or expense in connection with the Work, plus all demobilization costs and reasonable damages. In addition, the Contractor shall be paid an amount calculated as set forth either in Subparagraph 12.3.1 or 12.3.2, depending on when the termination occurs, and Subparagraphs 12.3.3 and 12.3.4.

12.2 OWNER'S RIGHT TO PERFORM CONTRACTOR'S OBLIGATIONS AND TERMINATION BY THE OWNER FOR CAUSE

12.2.1 If the Contractor persistently fails to perform any of its obligations under this Agreement, the Owner may, after seven (7) days' written notice, during which period the Contractor fails to perform such obligation, undertake to perform such obligations.

The GMP shall be reduced by the cost to the Owner of performing such obligations.

12.2.2 Upon seven (7) days' written notice to the Contractor and the Contractor's surety, if any, the Owner may terminate this Agreement for any of the following reasons:
     .1 if the Contractor persistently utilizes improper mate rials and/or inadequately skilled workers;
     .2 if the Contractor does not make proper payment to laborers, material suppliers or Subcontractors;
     .3 if the Contractor persistently fails to abide by the orders, regulations, rules, ordinances or laws of governmental authorities having jurisdiction; or
     .4   if the Contractor otherwise materially breaches this Agreement.

         If the Contractor fails to cure within the seven (7) days, the Owner, without prejudice to any other right or remedy, may take possession of the site and complete the Work utilizing any reasonable means. In this event, the Contractor shall not have a right to further payment until the Work is completed.

12.2.3 If the Contractor files a petition under the Bankruptcy Code, this Agreement shall terminate if the Contractor or the Contractor's trustee rejects the Agreement or, if there has been a default, the Contractor is unable to give adequate assurance that the Contractor will perform as required by this Agreement or otherwise is unable to comply with the requirements for assuming this Agreement under the applicable provisions of the Bankruptcy Code.

12.2.4 In the event the Owner exercises its rights under Subparagraph 12.2.1 or 12.2.2, upon the request of the Contractor the Owner shall provide a detailed accounting of the cost incurred by the Owner.

12.3 TERMINATION BY OWNER WITHOUT CAUSE If the Owner terminates this Agreement other than as set forth in Paragraph 12.2, the Owner shall pay the Contractor for all Work executed and for any proven loss, cost or expense in connection with the Work, plus all demobilization costs. In addition, the Contractor shall be paid an amount calculated as set forth below:
     .1 If the Owner terminates this Agreement prior to commencement of the Construction Phase, the Contractor shall be paid the balance of the Contractor's Design Phase compensation as set forth in Subparagraph 7.2.2, and 25% of the Contractor's Fee as set forth in Clause 7.3.1.2.
     .2 If the Owner terminates this Agreement after commencement of the Construction Phase, the Contractor shall be paid the balance of the Contractor's Design Phase compensation as set forth in Subparagraph
          7.2.2 and 100% of the Contractor's Fee as set forth in Clause 7.3.1.2. .3 In either event, the initial payment as provided in Paragraph 7.1 shall be credited to the Owner's account at the time of termination. .4 The Owner shall also pay to the Contractor fair compensation, either by purchase or rental at the election of the Owner, for any equipment retained. The Owner shall assume and become liable for obligations, commitments and unsettled claims that the Contractor has previously undertaken or incurred in good faith in connection with the Work or as a result of the termination of this Agreement. As a condition of receiving the payments provided under this Article 12, the Contractor shall cooperate with the Owner by taking all steps necessary to accomplish the legal assignment of the Contractor's rights and benefits to the Owner, including the execution and delivery of required papers.

12.4     SUSPENSION BY THE OWNER FOR CONVENIENCE

12.4.1 The Owner may order the Contractor in writing to suspend, delay or interrupt all or any part of the Work without cause for sucit period of time as the Owner may determine to be appropriate for its convenience.

12.4.2 Adjustments caused by suspension, delay or interruption shall be made for increases in the GMP, compensation for Design Phase Services, the Contractor's Fee and/or the date of Substantial Completion. No adjustment shall be made if the Contractor is or otherwise would have been responsible for the suspension, delay or interruption of the Work, or if another provision of this Agreement is applied to render an equitable adjustment.

                                   ARTICLE 13

                               DISPUTE RESOLUTION

13.1 INITIAL DISPUTE RESOLUTION If a dispute arises out of or relates to this Agreement or its breach, the parties shall endeavor to settle the dispute first through direct discussions. If the dispute cannot be settled through direct discussions, the parties shall endeavor to settle the dispute by mediation under the Construction Industry Mediation Rules of the American Arbitration Association before recourse to arbitration. Issues to be mediated are subject to the exceptions in Paragraph 13.2 for arbitration. The location of the mediation shall be the location of the Project. Once one party files a request for mediation with the other contracting party and with a mediator selected by mutual agreement of the parties, the parties agree to conclude such mediation within sixty (60) days of filing of the request.

13.2 All claims, disputes, and other matters in question between the Contractor and the Owner arising out of or related to this Contract or the breach thereof, except for claims which have been waived by final payment or not resolved in mediation, shall be decided by arbitration in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association then obtaining at the sole option of the Contractor. Notwithstanding any other choice of law provisions, if any, the parties acknowledge that the Project affects interstate commerce and that this Agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. ss. et seq.

13.3 AWARD The arbitration award shall be final. Judgment upon the award may be confirmed in any court having jurisdiction.

13.4 WORK CONTINUANCE AND PAYMENT Unless otherwise agreed in writing, the Contractor shall continue the Work and maintain the approved schedules during any arbitration proceedings. If the Contractor continues to perform, the Owner shall continue to make payments in accordance with this Agreement.

13.5 MULTIPARTY PROCEEDING The parties agree that all parties necessary to resolve a claim shall be parties to the same arbitration proceeding. Appropriate provisions shall be included in all other contracts relating to the Work to provide for the consolidation of arbitrations.

13.6 COST OF DISPUTE RESOLUTION The prevailing party in any dispute arising out of or relating to this Agreement or its breach that is resolved by arbitration or litigation shall be entitled to recover from the other party reasonable attorney's fees, costs and expenses incurred by the prevailing party in connection with such arbitration or litigation.


                                   ARTICLE 14

                            MISCELLANEOUS PROVISIONS

14.1 ASSIGNMENT Neither the Owner nor the Contractor shall assign their interest in this Agreement without the written consent of the other except as to the assignment of proceeds.

14.2 GOVERNING LAW This Agreement shall be governed by the law in effect at the location of the Project.

14.3 SEVERABILITY The partial or complete invalidity of any one or more provisions of this Agreement shall not affect the validity or continuing force and effect of any other provision.

14.4 NO WAIVER OF PERFORMANCE The failure of either party to insist, in any one or more instances, on the performance of any of the terms, covenants or conditions of this Agreement, or to exercise any of its rights, shall not be construed as a waiver or relinquishment of such term, covenant, condition or right with respect to further performance.

14.5 TITLES The title given to the Articles of this Agreement are for ease of reference only and shall not be relied upon or cited for any other purpose.

14.6 OTHER PROVISIONS

         **Community First Bank shall contract separately with Interior Designers to finalize interior finishes. Community First Bank is responsible for payment of all finish materials, financial equipment, furnishings, and any other items specifically excluded in Trehel's Scope of Work (Exhibit C, 4/27/05).
         **Allowances for Special Inspections as required by the International Building Code have been excluded. The City of Seneca Department of Planning and Building Codes has stated that there will be some special inspection requirements, but they have not specified the format or quantity.


                                   ARTICLE 15
                           EXISTING CONTRACT DOCUMENTS

         The Contract Documents in existence at the time of execution of this Agreement are as follows: Reference Exhibit A "Drawings" attachment.


         This Agreement is entered into as of the date entered in Article 1.

                              OWNER: Community First Bank

                              [Signatures Omitted]


                              CONTRACTOR: Trehel Corporation

                              [Signatures Omitted]


                      AMENDMENT NO. 1 DATED April 27,2005,
                    TO DESIGN-BUILD AGREEMENT BETWEEN OWNER &
                                   CONTRACTOR

Pursuant to Paragraph 3.2 of the Agreement dated April 27, 2005 between the Owner, Community First Bank, and the Contractor, Trehel Corporation, , for (the Project), A New Financial Institution for Community First Bank, the Owner and Contractor desire to establish a GMP for the Work. Therefore, the Owner and Contractor agree as follows.


                       ARTICLE 1. GUARANTEED MAXIMUM PRICE

The Contractor's GMP for the Work,  including the Cost of the Work as defined in
Article 8 and the Contractor's Fee as set forth in Paragraph 7.3.1.2, is One Million, Six hundred Ninety-Eight Thousand, Nine hundred Seventy-Seven and no/100 dollars ($ 1,698,977.00 ).

The GMP is for the performance of the Work in accordance with the documents listed below, which are part of the Agreement.

EXHIBIT A Drawings and Specifications, including Addenda, if any, dated 4/27/2005 , 1 pages.

EXHIBIT B Allowance Items, dated 4/27/2005, 1 pages.

EXHIBIT C Assumptions and Clarifications, dated 4/27/2005 , 6 pages.

EXHIBIT D A Schedule of Work, dated _______________________, __________ pages.

EXHIBIT E Alternate Prices, dated ________________________, ___________ pages.

EXHIBIT F Unit Prices, dated ______________________, __________ pages.

EXHIBIT  G  Additional  Services  included,   dated   _________________________,
__________ pages.


                    ARTICLE 2. DATE OF SUBSTANTIAL COMPLETION

The date of Substantial Completion of the Work is: Approximately eight (8) months after receipt of building permits (not including unforeseen conditions, weather delays, inspections)

                              OWNER: Community First Bank

                              [SIGNATURES OMITTED]


                              CONTRACTOR:  Trehel Corporation

                              [SIGNATURES OMITTED]

Community First Bank
EXHIBIT A

Contract Drawings

|X|      T1     Title Sheet
|X|      C0     Civil Drawings Cover Sheet                              1/25/05
|X|      C1     Grading & Erosion Control                               2/28/05
|X|      C2     Details & Notes                                         11/17/04
|X|      C3     Details & Notes                                         12/7/04
|X|      S1     Foundation Plan                                         4/26/05
|X|      S2     2nd Floor Framing Plan                                  4/26/05
|X|      S3     Roof Framing Plan                                       4/26/05
|X|      S4     Structural Details                                      4/26/05
|X|      S5     Structural Details                                      4/26/05
|X|      S6     Structural Details                                      4/26/05
|X|      LS1    Life Safety Plan First Floor                            4/27/05
|X|      LS2    Life Safety Plan Second & Third Floor                   4/27/05
|X|      A1     1st Floor Plan & Enlarged Plans                         4/27/05
|X|      A2     2nd Floor Plan & Enlarged Plans                         4/27/05
|X|      A3     Third Floor Plan & Enlarged Plans                       4/27/05
|X|      A4     1st Floor Reflected Ceiling Plan                        4/27/05
|X|      A5     2nd Floor Reflected Ceiling Plan                        4/27/05
|X|      A6     3rd Floor Reflected Ceiling Plan                        4/27/05
|X|      A7     Door & Finish Schedules                                 4/27/05
|X|      A8     Interior Elevations & Window Schedules                  4/27/05
|X|      A9     Exterior Elevations                                     4/27/05
|X|      A10    Building Sections                                       4/27/05
|X|      A11    Stair Sections & Molding Profiles                       4/27/05
|X|      A12    Wall Sections                                           4/27/05
|X|      A13    Wall Sections                                           4/27/05
|X|      A14    Details                                                 4/27/05
|X|      A15    Casework Details                                        4/27/05
|X|      P1     1st Floor Plumbing Plan                                 4/25/05
|X|      P2     2nd Floor Plumbing Plan                                 4/25/05
|X|      P3     3rd Floor Plumbing Plan                                 4/25/05
|X|      P4     Riser Diagrams                                          4/25/05
|X|      M1     1st Floor HVAC Plan                                     4/25/05
|X|      M2     2nd Floor HVAC Plan                                     4/25/05
|X|      M3     3rd Floor HVAC Plan                                     4/25/05
|X|      E1     1st Floor Power Plan/Schedules                          4/25/05
|X|      E2     2nd & 3rd Floor Power Plan/Schedules                    4/25/05
|X|      E3     1st Lighting Plan/Schedules                             4/25/05
|X|      E4     2nd & 3rd Floor Lighting Plans                          4/25/05
|X|      E5     1st Floor Fire Alarm Plan & Riser                       4/25/05
|X|      E6     2nd & 3rd Floor Fire Alarm Plan                         4/25/05


Community First Bank
EXHIBIT A

Allowances

|X|  Soil Testing                          $1,200/ls
|X|  Brick Pavers                          $7.00/sf (materials & installations)
|X|  Facebrick                             $325/m (General Shale - "Georgetown")
|X|  Cabinets & Countertops                $46,134/ls
|X|  Vinyl Wallcovering Installations      $5,300/ls
|X|  Exterior Signage                      $6,500/ls
|X|  Interior Signage                      $35/ea
|X|  Fire Alarm System                     $10,900/ls
|X|  Aluminum Pole Lighting (parking)      $2,400/ea
|X|  Design Contingency                    $29,500/ls
|X|  Impact, Tap & Meter Fees              $4,144/ls

Building Permits & Review Fees, Business License, Impact/Tap Fees:
Includes fees associated with drawing review and permitting in the City of Seneca, business license fees as required by the City of Seneca, and fees applied by Oconee County for water and sewer impact and usage.

Concrete and Reinforcing Steel:
   o  Foundations: 3000 psi, reinforced concrete.
   o Slab on grade: 3000 psi, 4" thick, six (6) mil vapor barrier, cure-n-seal coating, sawcut control joints
   o  Elevator pit: 4' deep, waterproofmg at perimeter and floor
   o Elevated slabs on metal decking: 3000 psi, sawcut control joints and curing compound
   o Steel reinforcing: strip footings, column footings, thickened slabs, elevator walls, and welded wire mesh in elevated slabs.
   o The building area shall be pre treated for termites prior to concrete placement.

Masonry:
   o  8" CMU foundations
   o  8" CMU walls at elevator shaft
   o  4" CMU walls at front entry walls
   o Facebrick veneer: special shape water table brick, brick arches at drive thru, and precast jacks and keys at doors and windows.
   o  Facebrick shall be "Georgetown" by General Shale (allow $325/m).
   o  Masonry accessories: flashing, clips and hangers, weeps, cleaning

Miscellaneous Metals and Structural Steel:
   o  Structural steel columns and bracing at the canopy drive thru
   o Structural steel columns and beams as required to support the brick veneer and steel floor joists
   o  Structural steel floor joists and metal decking at the 2nd and 3rd. floors
   o Structural steel support and bracing at the elevator, steel lintels, steel plates at vault slab and steel pipe bollards.
   o  Erection

Carpentry:
   o  Wood  blocking and nailers as required at metal framing
   o  5/8" OSB plywood roof decking with 30# felt overlay
   o  Exterior building vapor barrier
   o  Pre engineered wood roof trusses
   o  Fascia and soffit framing
   o  Structural wood framing members required at the drive thru
   o All wood in contact with concrete or masonry will be pressure treated lumber.

Finish Carpentry and Materials:
   o Wood Base: 5 1/2" stain grade materials, all spaces excluding mechanical, electrical and storage rooms
   o Chair Railing: stain grade materials, Offices, Lobby, Waiting Areas, and Conference Rooms
   o Crown Molding: 3 piece design, stain grade materials, Offices, Lobby Waiting Areas, and Conference Rooms

Cabinets and Countertops:
   o  Allowance: $46,134.00
   o Teller line, drive thru counter, check writing stand, coupon booths, breakroom, work room, conference room, miscellaneous shelving.
   o All cabinetry in public view is stain grade wood materials with solid surface countertops o All other cabinets and shelving shall be melamine and laminate materials (standard colors).

Wood Stairs and Railings:
   o  stain finished pickets, pilasters, railings, treads, and landings
   o  Risers are paint grade wood materials
   o  All stairs are three story access and meet ADA and egress requirements.

Stucco:
   o  Exterior soffits, frieze, and fascias
   o  Front entry "stone" detail
   o  Exterior column details
   o  All  exterior  porch and drive thru  ceilings
   o  Exterior perimeter crown molding

Building Insulations:
   o  Exterior Walls: R19 batt insulations
   o  Interior Walls: RI 1 batt insulations
   o  Attic: R30 batt insulations

Roofing and Moisture Protection:
   o  30 yr architectural shingles
   o  Ridge vents, pre finished soffit vents and valley flashing
   o  Copper gutters and downspouts
   o  Caulking and sealants as required.

Exterior Doors/Windows:
   o  Exterior windows: metal clad units by Pella Window Company
   o Exterior doors: hollow metal, commercial grade with standard operating hardware.
   o Aluminum Storefront Entrys: front lobby entry door, front lobby air lock entry door, and the rear lobby entry door

Interior Doors/Hardware:
   o Interior doors: 6-panel, prehung, stain grade, solid core masonite doors with stain grade wood jambs and casings.
   o Door hardware: Series "A" Schlage lockset or equal. Closers and panic devices to be included as required, hinges, silencers

Hang, Tape & Finish Sheetrock:
   o Exterior walls: two layers of 3/4" sheetrock hung on the interior and one layer of 5/8" gypsum sheathing hung on the exterior
   o Interior walls: 5/8" sheetrock (both sides), where a lhr rating is required the interior walls continue to the floor deck above and are sealed per code
   o  Bathroom walls: 5/8" moisture resistant sheetrock.

Metal Stud Framing:
   o Exterior walls: 6" metal studs, 20g non load bearing, 16g load bearing (2 hour rating required at the exterior walls)
   o  Interior walls: 3-5/8" metal studs, 25g non load bearing

Acoustical Ceiling System:
   o  Aluminum grid, seismic wiring
   o  All tiles are Armstrong #707 (Glacier) with a tegular edge.

Finishes:
   o  Painting: all exposed walls
   o  Staining: wood trims, doors and frames
   o  Cabinetry in public areas shall be field stained
   o All floor finishes and vinyl wall covering materials have been excluded from this scope of work. These finish materials shall be purchased directly by the Owner and installed by Trehel Corporation.
      o Ceramic Tile: Entrys (1st, 2nd, 3rd floors), Bathrooms, Front Teller, Breakrooms, Elevator Cab
      o  Vinyl Tile: Machine Room, Electrical & Mechanical Rooms, Storage Rooms
      o Carpet: Offices, Conference Rooms, Main Lobby, Waiting Areas, Teller Area, Vault

Pre Fabricated Cupola:
   o  Pre finished, fiberglass cupola o Copper roof.

Miscellaneous Accessories:
   o Interior and exterior signage requirements have been included (see Allowance Schedule).
   o  Toilet  accessories:   mirrors,  toilet  paper  dispensers,   paper  towel
      dispensers,   and  ADA  grab  bars  as  required.
   o Semi recessed fire extinguisher cabinets and extinguishers have been included on each floor.

Elevator:
   o  One (1) 6'x5'  standard  operating,  ADA accessible  elevator.
   o  Capacity equals 2100 lbs. Speed equals 100 from Single door.
   o Includes three (3) month maintenance service and twelve (12) month warranty.
   o Plastic laminate interior surfaces, lighting, two speed fan, ADA compliant telephone, and emergency services.

Plumbing:
   o  New interior plumbing: piping, fittings, waste & supply
   o  Tie in to existing City of Seneca waste and water lines on site
   o Fixtures in the toilets, sinks and faucets, and frost proof wall hydrants at exterior walls
   o Wall rough in for one (1) ADA compliant water fountain. The water fountain has been excluded from this scope of work. The City of Seneca building official will require that the Owner provide public access to drinking water in some form.

Heating and Air Conditioning:
   o Trane heat pumps: four new 5-ton units, one new 4-ton unit, one new 3-ton unit, one new 2.5 ton unit, and one new 2-ton unit.
   o Zone control dampers, fire dampers (as required), programmable thermostats, insulated ductwork, ceiling diffusers and grilles, exhaust fans, piping, duct mounted smoke detectors (as required), strip heat, radiant heating panels, louvers and vents, condensate piping, drain pains, and balancing and adjustments.

Electrical:
   o Complete electrical system including: switches, outlets, 4 lamp, 2x4 lay in lighting fixtures, emergency lighting, attic lighting, 125 amp service at elevator, new 800 amp/208 volt building service, power supply for ATM, one lobby chandelier, downlighting in conference room, parabolic lenses for all lay in fixtures, outside power for road sign, power for irrigation system, power wiring for heat pumps, and all conduits and raceways as required.
   o  Parabolic lenses for all lay in fixtures.
   o Includes conduit system (no cabling) for phone, data, and security systems furnished and installed by others.
   o  Fire alarm system: direct call back with monitoring capabilities.
   o Power wiring and hook up for drive thru lane lights is included. The Open/Close fixtures are provided by others to be contracted separately by the Owner.

Soil Testing:
An allowance has been included to cover soil testing on site. The City of Seneca has noted that compaction tests during footing excavations will be required prior to inspection approvals. Concrete testing has been excluded from this scope of work.

Final Cleaning:
   o  walls, floors, ceilings, devices

Supervision, Vehicle & Telephone Expense:
   o  Onsite Trehel Superintendent salary
   o  Superintendent Vehicle & Fuel Expense
   o  Mobile telephone expense
   o  Onsite office trailer
   o  Approximate duration: 8 months

GMP CONTRACT
                           Building Costs:                  $1,477,500.00
                           Architectural Fees:              $   59,100.00
                           Design Contingency:              $   29,550.00
                           Trehel Overhead:                 $   73,875.00
                           Trehel Fees:                     $   58,952.00
  Guaranteed Maximum Contract Price (4/20/05):              $1,698,977.00

Items Specifically Excluded:
   o  Grading, Clearing, Storm Drainage
   o  Landscaping
   o  Flagpoles
   o  Pre Cast Modular Vault and Door
   o  Drive Up Window, Open/Close Lane Light Fixtures, Teller Equipment
   o Misc Banking Equipment: teller pedestals, undercounter steel, safety deposit boxes, lockers, etc.
   o  Art and Decorations
   o  Furniture and Office Equipment
   o  Security Alarm Systems
   o  Telephone, Data, and Communications Systems
   o  Interior Design Fees
   o  Ceramic Tile Flooring Materials
   o  Vinyl Composition Tile & Rubber Base Materials
   o  Carpet & Pad Materials
   o  Vinyl Wallcovering Materials
   o  Concrete Testing
   o  Fire Sprinkler Systems
   o  Special Inspections as required by City of Seneca

Specified Allowances:
   o  Soil Testing: $1,200/is
   o  Brick Pavers: $7.00/sf (materials & installation)
   o  Facebrick: $325/m (General Shale -- "Georgetown")
   o  Cabinets & Countertops: $46,134/ls
   o  Vinyl Wall Covering Installations: $5,300/ls
   o  Exterior Signage: $6,500/ls
   o  Interior Signage: $35/each
   o  Fire Alarm System: $10,900/ls
   o  Aluminum Pole Lighting (parking): $2,400/ea
   o  Design Contingency: $29,550/ls
   o  Impact, Tap & Meter Fees: $4,144/ls